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                                                                   Exhibit (h.4)

                          INFORMATION SHARING AGREEMENT

This Agreement is entered into by and between CUNA Mutual Insurance Society ("CUNA Mutual") and the Ultra Series Fund ("Trust") as of September 22, 2008 ("Effective Date").

                             Preliminary Statements

1. CUNA Mutual, the Trust and CUNA Brokerage Services, Inc. have entered into a Participation Agreement dated September 22, 2008 ("Participation Agreement") under which series of the Trust are available through certain CUNA Mutual qualified retirement plans ("Plans").

2. CUNA Mutual and the Trust wish to enter into this Agreement in connection with the Participation Agreement and in compliance with Rule 22c-2 ("Rule") under the Investment Company Act of 1940, as amended ("Act").

3. The Trust is a Fund as defined by the Rule, except that the term "Fund" does not include any money market fund or any other "excepted fund" as defined by the Rule.

4. Each Plan is an Intermediary as defined by the Rule.

5. In consideration of the mutual covenants contained in this Information Sharing Agreement, the parties intend to be legally bound and agree to the following:

                                   Definitions

Shares: The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Trust under the Act that are held by a Plan.

Shareholder". The term "Shareholder" means a participant in a Plan.

Purchase: The term "Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Plan to the Trust or between series of the Trust, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Plan to the Trust as a result of "dollar cost averaging" programs, approved asset allocation programs, or automatic rebalancing programs or (ii) allocation of assets to the Trust through a Plan as a result of loan repayments, scheduled contributions, or Plan salary reduction contributions.

Redemption: The term "Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Plan out of the Trust or between series of the Trust, but does not include transactions that are: (i) because of death, disability or qualified domestic relations order; (ii) pursuant to systematic withdrawal programs, (iii) Plan loans or hardship withdrawals, (iv) minimum required distributions, (v) a return of excess contribution amounts or (vi) redemptions related to payment of plan fees.

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Shareholder Information: The term "Shareholder Information" shall mean: (1) the taxpayer identification number ("TIN"); (2) the participant account number associated with the Shareholder; and (3) the amount, date and transaction type of every Purchase and Redemption of Shares held through an account maintained by each Plan during the period covered by the request.

Written or In Writing: The term "written", "in writing" or similar term includes electronic writings and facsimile transmissions unless otherwise specified.

                                   Agreements

1. Agreement to Provide Information. CUNA Mutual agrees to provide the Trust and/or its designee with Shareholder Information, upon written request.

2. Period Covered by Request. Unless otherwise directed by the Trust, CUNA Mutual agrees to provide the information specified above for each trading day. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which Shareholder Information is sought. The Trust may request Shareholder Information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

3. Timing of Requests. The Trust requests for Shareholder Information shall be made no more frequently than quarterly except as the Trust deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

4. Form and Timing of Response. CUNA Mutual agrees to transmit the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on CUNA Mutual's books and records, CUNA Mutual agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Trust promptly; or (iii) if directed by the Trust, block further purchases of Shares from such accountholder. In such instance, CUNA Mutual agrees to inform the Trust whether it plans to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

5. Limitations on Use of Information. The Trust agrees to only use Shareholder Information for the purposes of identifying Shareholders who may be violating the Trust's policies and procedures with respect to dilution of the Trust's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws.

6. Transmitting Shareholder Information. The Trust agrees that when transmitting Shareholder Information by facsimile or electronic writing, the Shareholder Information will be


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protected by encryption, password, or some other form of secure transmission, which will adequately protect the confidentiality of the Shareholder
Information.

7. Agreement to Prohibit Trading. CUNA Mutual agrees to execute written instructions from the Trust or its designee to restrict or prohibit further Purchases of Shares by Shareholders that have been identified by the Trust as having engaged in transactions of Shares (directly or indirectly through CUNA Mutual's account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

8. Form of Instructions. Instructions must include the TEN, if known, and the specific restriction(s) to be executed. If the TEN is not known, the instructions must include an equivalent identifying number of the Shareholders or the Shareholders' account(s) or other agreed upon information to which the instruction relates.

9. Timing of Response. CUNA Mutual agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by CUNA Mutual.

10. Confirmation by Intermediary. CUNA Mutual will provide written confirmation to the Trust or its designee that instructions have been executed. CUNA Mutual agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

11. Redemption Fees. If the Trust ultimately decides to impose a redemption fee on qualified retirement plans, the Trust agrees to allow a reasonable time for CUNA Mutual to program its systems to administer the fee.

12. Construction of the Agreement: Participation Agreements. The Participation Agreement is hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Participation Agreement. To the extent the terms of this Information Sharing Agreement conflict with the terms of a Participation Agreement, the terms of the Participation Agreement shall control, but only to the extent it does not conflict with the Rule.

13. Governing Law. The Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Wisconsin.

14. Amendments and Assignments. This Agreement may only be amended in a writing signed by both parties. Neither party shall assign this Agreement without the prior written consent of the other party provided, however, that either party may assign this Agreement to an affiliated entity or a third party in connection with a merger, acquisition, reorganization or the sale or transfer of all or substantially all of its assets to such third party. Subject to the foregoing, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, all successors, executors, heirs, representatives, administrators and assigns.


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15. Notices. All notices must be sent to: CUNA Mutual Insurance Society, 5910
Mineral Point Road, Madison, WI 53705.

16. Termination. This Agreement will terminate upon the termination of the Participation Agreement.

IN WITNESS WHEREOF, the below persons, as duly authorized officers, have caused this Information Sharing Agreement to be executed on behalf of the parties as of the Effective Date.

ULTRA SERIES FUND


SIGNATURE: /s/ David P. Marks
           --------------------------
NAME: David P. Marks
TITLE: President


CUNA MUTUAL INSURANCE SOCIETY


SIGNATURE: /s/ Steven R. Suleski
           --------------------------
NAME: Steven R. Suleski
TITLE: Vice President


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